EXHIBIT 99.1

STRATA Skin Sciences Announces Strategic Agreement with a Large Private Equity Backed Group of Dermatology Clinics
Agreement will add to group's business offering and enhance the individual clinics' abilities to offer proven and cost-effective treatments to psoriasis, vitiligo and atopic dermatitis patients

Horsham, PA, August 20, 2018 — (NASDAQ: SSKN) STRATA Skin Sciences, Inc. ("STRATA") a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced the signing of a strategic marketing agreement with one of the nations' largest private equity backed dermatology groups.

The agreement allows for deployment across the group's network of dozens of clinics to place the XTRAC® excimer laser and to utilize STRATA's unique XTRAC value-add business model. The placement is on a pay per use basis with no upfront cost to the practices. STRATA provides clinical training, drives XTRAC utilization with direct to consumer (DTC) advertisement, and supports patients with advocacy.

The agreement will be implemented across the group's network, with the first 10 clinics expected to be deployed before the end of 2018.

Dr. Dolev Rafaeli, President and Chief Executive Officer of STRATA, commented, "We are pleased to announce this strategic relationship, which we believe will have significant benefits for both STRATA and the dermatology practice group. STRATA's unique business model offers physician practices unequalled business opportunities, while providing best in class technology to their patients. STRATA's field service team supports our partner physicians with unparalleled device up time. As part of our Physician Partner program, our clinical support team trains the physician's clinical staff, as well as subsequent hires, in the proper use of the XTRAC. In addition, we currently offer a Patient Assistance Program to help offset some of the patients' financial responsibility."

Dr. Rafaeli continued, "Furthermore, our reimbursement support team coordinates patient insurance coverage with the various payers, before that patient even steps foot in the clinic and continues through the patient's completion of the therapy. STRATA's DTC advertising program drives patient traffic to our partner physician clinics. We help schedule new patients' visits to make the process as simple as possible for both patient and provider. STRATA has a proven record of being able to offer 90% of DTC patients an introduction to XTRAC locations prescribing a reimbursable solution within 10 miles of their home."

About STRATA Skin Sciences, Inc.
(www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation.

The Company's proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases, which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatments to vitiligo patients.

STRATA's unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company's partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 740 clinics, with a worldwide installed base of over 2,000 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10 mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to sell products to U.S. Dermatology clinics, generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning at any time in the future, the Company's ability to license or acquire new products, the public's reaction to the Company's new advertisements and marketing campaign, access to capital markets, and the Company's ability to build a leading franchise in dermatology and aesthetics, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Matthew C. Hill, Chief Financial Officer	Jeremy Feffer, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	212-915-2568
ir@strataskin.com	jeremy@lifesciadvisors.com